                                                                       EXHIBIT 2

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                            STOCK PURCHASE AGREEMENT



                                      DATED



                                  JUNE 27, 2001



                                     BETWEEN



                            IMPAX LABORATORIES, INC.



                                       AND



                                    PURCHASER



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                                TABLE OF CONTENTS

                                                                           PAGE



   SECTION 1.  Sale and Purchase of Common Stock.............................1
   SECTION 2.  Closings......................................................1
   SECTION 3.  Definitions...................................................2
   SECTION 4.  Representations and Warranties of the Company.................8
   SECTION 5.  Representations and Warranties of the Purchaser..............18
   SECTION 6.  Restrictions On Transfer.....................................19
   SECTION 7.  Negative Covenants...........................................19
   SECTION 8.  Conditions to Purchaser's Obligations........................20
   SECTION 9.  Breach of Representations, Warranties and Covenants..........21
   SECTION 10.  Termination.................................................22
   SECTION 11.  Specific Performance........................................23
   SECTION 12.  Expenses....................................................23
   SECTION 13.  Amendments and Waivers......................................23
   SECTION 14.  Notices.....................................................24
   SECTION 15.  Miscellaneous...............................................24



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            This STOCK PURCHASE AGREEMENT is dated as of June 27, 2001 between
Impax Laboratories, Inc., a Delaware corporation (the "Company"), and the Purchaser listed on the signature page of this Agreement (the "PURCHASER").

                              W I T N E S S E T H :
                              - - - - - - - - - -

            WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), upon the terms and provisions hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  Sale and Purchase of Common Stock

            (a) The Company agrees to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, the Purchaser agrees to purchase from the Company at the Closing provided for in
Section 2 hereof, the number of shares of Common Stock set forth opposite the Purchaser's name on Schedule 1 hereto. The shares of Common Stock being acquired under this Agreement and by the other Purchasers under the other Stock Purchase Agreements (as hereinafter defined) are collectively referred to herein as the "SHARES."

            (b) The aggregate purchase price to be paid to the Company by the Purchaser for the Shares to be purchased by the Purchaser pursuant to this Agreement shall be the amount set forth opposite the Purchaser's name on
Schedule 1 hereto. No further payment shall be required from the Purchaser for the Shares.

            (c) The Shares are being sold to the purchasers listed on Schedule 1 hereto (the "PURCHASERS") pursuant to this Agreement and the other Common Stock Purchase Agreements (such agreements collectively, as from time to time assigned, supplemented or amended or as the terms thereof may be waived, the "STOCK PURCHASE AGREEMENTS"). Each Stock Purchase Agreement shall be dated the date hereof and shall be identical except as to the identities of the respective Purchasers. The sale of Shares to each Purchaser under each Stock Purchase Agreement is to be a separate sale, and no Purchaser shall have any liability under any Stock Purchase Agreement other than the Stock Purchase Agreement to which it is a party.

            (d) The Company will use the net proceeds to be received from the sale of the Shares primarily to fund product development work on the Company's product pipeline as well as general working capital needs.

SECTION 2.  Closings.

            (a) Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares to be purchased by the Purchaser and the other Purchasers will take place at the offices of Blank Rome Comisky & McCauley, LLP, One Logan Square, Philadelphia,


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

Pennsylvania at 10:00 A.M., on June 27, 2001, or such other time and date as shall be mutually agreed to by the Company and the Purchasers (the "CLOSING") (such time and date are herein referred to as the "CLOSING DATE").

            (b) Subject to the terms and conditions hereof, at the Closing (i) the Company will deliver to each Purchaser a certificate registered in the Purchaser's name (or the name of its nominee, if any, as specified on Schedule 1 hereto) evidencing the number of Shares set forth opposite the Purchaser's name on Schedule 1, together with the other documents, certificates and opinions to be delivered pursuant to Section 8 hereof and (ii) upon the Purchaser's receipt thereof, the Purchaser will deliver to the Company by wire transfer of federal or other immediately available funds an amount equal to the aggregate purchase price (as specified in Section 1(b) hereof) for the Shares to be purchased by the Purchaser.

SECTION 3.  Definitions.

            (a) For purposes of this Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

            "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

            "AFFILIATE," when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof and any Person that is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Securities Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof and (iii) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The holding of Shares and the rights under any Stock Purchase Agreement or the Registration Rights Agreement (or the exercise of any such rights, including, without limitation, nominating a director to the Board (or a Board committee) of the Company and or sending an observer to a Board (or Board committee) meetings of the Company), shall not cause a Purchaser to be deemed to be an "Affiliate" of the Company.

            "AGREEMENT" means this Stock Purchase Agreement (together with exhibits and schedules) as from time to time assigned, supplemented or amended or as the terms hereof may be waived.


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            "BENEFIT PLAN" means any Plan, existing at the Closing, established or to which contributions have at any time been made by the Company (or any predecessor thereto or any ERISA Affiliate thereof), or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, or pursuant to which the Company (or any predecessor thereto or any ERISA Affiliate thereof) has or may have any liability.

            "BOARD" or "BOARD OF DIRECTORS" means with respect to any Person that is a corporation, a business trust or other entity, the board of directors or other group, however, designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

            "CLOSING" has the meaning set forth in Section 2(a) hereof.

            "CLOSING DATE" has the meaning set forth in Section 2(a) hereof.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and interpretations thereunder.

            "COMMISSION" means the U.S. Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

            "COMMON STOCK" means the Company's common stock, par value $.01 per share, and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized that is not preferred as to dividends or assets over any other class of capital stock of the Company or that has ordinary voting power for the election of directors of the Company.

            "COMPANY" means Impax Laboratories, Inc., a Delaware corporation, its successors and assigns.

            "DISCLOSURE MATERIAL" has the meaning specified in Section 4.5(a) hereof.

            "ENVIRONMENTAL LAWS" means any federal, state, local, foreign, civil and criminal laws, statutes, ordinances, orders, codes, Environmental Permits, rules, policies, and regulations and common law relating to the protection of the environment and human health or relating to the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials, including but not limited to the Resource Conservation and Recovery Act of 1976, 42 U.S.C.ss. 6901 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss. 9601 ET SEQ .; the Federal Water Pollution Control Act, 33 U.S.C.ss. 1251 ET SEQ.; the Clean Air Act, 42 U.S.C.ss. 7401 ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801 ET SEQ.; The Occupational Safety and Health Act, 29 U.S.C.ss. 651; the Federal Insecticide, Fungicide and Rodenticide Act, 7


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      U.S.C. 136y ET SEQ.; and the Oil Pollution Act of 1990, 33 U.S.C.ss. 2701
      ET SEQ., all as may be amended or superseded from time to time.

            "ENVIRONMENTAL LIEN" has the meaning set forth in Section 4.14 hereof.

            "ENVIRONMENTAL PERMITS" means any permits, licenses, approvals, authorizations or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

            "ERISA" means Employee Retirement Income Security Act of 1974, as amended and all regulations promulgated thereunder, as in effect from time to time.

            "ERISA AFFILIATE" means each "person" (as defined in Section 3(9) of ERISA) that is under "common control" with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code).

            "GAAP" means U.S. generally accepted accounting principles, as in effect for the relevant time or for the relevant period, consistently applied.

            "GOVERNMENTAL AUTHORITY" means any federal, state, or local governmental agency or authority (including regulatory authority) having jurisdiction over the Company or any of its respective assets or businesses.

            "HAZARDOUS MATERIALS" means any petroleum, petroleum hydrocarbons, petroleum waste or petroleum products, underground storage tanks, asbestos or asbestos-containing materials, pesticides, lead and lead-containing materials, urea formaldehyde insulation and polychlorinated biphenyls
      (PCBs), ionizing and non-ionizing radiation including radon and electromagnetic frequency radiation; and any chemicals, materials, substances or wastes in any amount or concentration that are now or hereafter "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law.

            "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing; provided that the term "Lien" shall not include Permitted Liens.

            "OUTSTANDING" or "OUTSTANDING" means (a) when used with reference to the Shares as of a particular time, all Shares theretofore duly issued except (i) Shares theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Shares have been issued by the


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      Company, (ii) Shares theretofore canceled by the Company and (iii) Shares registered in the name of, as well as Shares owned beneficially by, the Company, or any of its Affiliates. For purposes of the preceding sentence, in no event shall "Affiliates" include (x) the persons that are identified as "Purchasers" on Schedule 1 hereto or (y) any Affiliates of any such persons.

            "PENSION PLAN" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA.

            "PERMITTED LIEN " means (i) any Lien for Taxes, governmental charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any imperfections of title, easements, rights of way or similar Liens, zoning laws or land use restrictions as normally exist with respect to property similar in character to the property affected thereby and that individually or in the aggregate with other such Liens, zoning laws or land use restrictions do not materially impair the value or marketability of the property subject to such Liens, zoning laws or land use restrictions or interfere with the use of such property in the conduct of the business of the Company and that do not secure obligations for money borrowed, (iii) Liens imposed by any law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's Liens, securing obligations incurred in the ordinary course of business that are not yet overdue or that are being diligently contested in good faith by appropriate proceedings and, with respect to such obligations that are being contested, for which the Company has set aside adequate reserves, if appropriate and (iv) any Lien resulting from purchase by the Company of goods in the ordinary course of business as to which Liens are not filed of record.

            "PERSON" or "PERSON" means any individual, corporation, partnership, limited liability company, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

            "PLAN" means any bonus, compensation, incentive compensation, deferred compensation, pension, profit sharing, retirement, savings, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, employment, consulting, noncompetition, separation or other employee benefit plan, program, agreement, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            "PREFERRED STOCK" means any class of the capital stock of a corporation (whether or not convertible into any other class of such capital stock) that has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of such corporation (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of such corporation. "Preferred


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      Stock" includes, without limitation, the Series 1 Preferred Stock and the
      Series 2 Preferred Stock of the Company.

            "PURCHASER" means the person who accepts and agrees to the terms hereof as indicated by such person's signature (as "the undersigned Purchaser") on the execution page of this Agreement, together with its successors and assigns.

            "PURCHASER HOLDERS" means (i) each Purchaser, (ii) any Affiliate, officer or employee of an Affiliate or investment fund managed by an Affiliate of a Purchaser to which any Purchaser may transfer record and/or beneficial ownership of any shares of the Shares and (iii) any transferee of Shares from a Purchaser Holder other than a transferee of Shares sold in either a public offering pursuant to a registration statement under the Securities Act or pursuant to a Rule 144 Transaction. The transferor and the transferee shall notify the Company in writing as to the transferee's status as a Purchaser Holder in accordance with this definition, and shall notify the Company if such transferee ceases to be a Purchaser Holder.

            "PURCHASERS" has the meaning set forth in Section 1(c) hereof, together with their respective successors and assigns.

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Closing Date, among the Company and each of the Purchasers.

            "RULE 144" means (i) Rule 144 under the Securities Act as such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

            "RULE 144 TRANSACTION" means a transfer of Shares (A) complying with Rule 144 as such Rule is in effect on the date of such transfer (but not including a sale other than pursuant to "brokers" transactions" as defined in clauses (1) and (2) of paragraph (g) of such Rule as in effect on the date hereof) and (B) occurring at a time when Shares are registered pursuant to Section 12 of the Securities Exchange Act.

            "SEC REPORTS" has the meaning set forth in Section 4.17 hereof.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

            "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

            "SERIES 1 CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations of the Series 1 Preferred Stock.

            "SERIES 1 PREFERRED STOCK" means, collectively, the Series 1-A Mandatorily Redeemable Convertible Preferred Stock, par value $.01 per share and the Series 1-B Mandatorily Redeemable Convertible Preferred Stock, par value $.01 per share.


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

            "SERIES 2 CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations of the Series 2 Preferred Stock.

            "SERIES 2 PREFERRED STOCK" means the Company's Series 2 Mandatorily Redeemable Convertible Preferred Stock, par value $.01 per share.

            "SHARES" has the meaning set forth in Section 1(a) hereof. In the event that any Shares are sold either in a public offering pursuant to a registration statement under Section 5 of the Securities Act or pursuant to a Rule 144 Transaction, then the transferees of such Shares shall not be entitled to any benefits under this Agreement with respect to such Shares and such Shares shall no longer be considered to be "Shares" for purposes of any consent or waiver provision of this Agreement.

            "STOCK PURCHASE AGREEMENTS" has the meaning set forth in Section 1(c) hereof.

            "SUBSIDIARY", with respect to any Person, means any corporation, association or other entity of which more than 50% of the total voting power of shares of stock or other equity interests (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries, or both.

            "TAX" or "TAXES" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, AD VALOREM, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

            "TAX RETURNS" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

            "TAXING AUTHORITY" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

            "TRANSFEREES" shall mean any transferee (except for a Purchaser Holder) of Shares from a Purchaser Holder. Transferees shall not include a transferee of Shares sold in either a public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to Rule 144 under the Securities Act.

            (b) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;


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            (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (except as otherwise provided herein);

            (iii) all computations provided for herein, if any, shall be made in accordance with GAAP (except as otherwise provided herein);

            (iv) any uses of the masculine, feminine or neuter gender shall also be deemed to include any other gender, as appropriate;

            (v) all references herein to actions by the Company, such as "create," "sell," "transfer," "dispose of," etc., mean such action whether voluntary or involuntary, by operation of law or otherwise;

            (vi) the exhibits and schedules to this Agreement shall be deemed a part of this Agreement;

            (vii) each of the representations and warranties of the Company contained in Section 4 hereof is separate and is not limited, qualified or modified by the existence, wording or satisfaction of any other representation or warranty of the Company in Section 4 or otherwise;

            (viii) all references herein (in covenants or otherwise) to any action(s) that are to be taken (or that are prohibited from being taken) by any Person or the Company shall apply to such Person or the Company, as the case may be, whether such action is taken directly or indirectly.

SECTION 4.  Representations and Warranties of the Company.

            4.1.  CORPORATE EXISTENCE, POWER AND AUTHORITY.

            The Company represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule attached hereto as Exhibit A:

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified, licensed or authorized as a foreign corporation to do business and is in good standing under the laws of each jurisdiction in which it owns or leases any property or in which the conduct of its business requires it to so qualify or be so qualified, licensed or authorized except for such jurisdictions where the failure to be so qualified, licensed or authorized would not have a material adverse effect on the Company's assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects.

            (b) The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under (i) the Stock Purchase Agreements, including, without limitation, the issuance by the Company of the Shares as contemplated herein and (ii) the Registration Rights Agreement. The execution, delivery and performance of the Stock Purchase Agreements

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and the Registration Rights Agreement by the Company (including, without limitation, the issuance by the Company of the Shares) have been duly authorized by all required corporate and other actions. The Company has duly executed and delivered the Stock Purchase Agreements and the Registration Rights Agreement. The Stock Purchase Agreements and the Registration Rights Agreement constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally and to general principles of equity.

            (c) No proceeding has been commenced looking toward the dissolution or merger of the Company or the amendment of its certificate of incorporation. The Company is not in violation in any respect of its certificate of incorporation or bylaws.

            (d) The Company has all requisite power, authority (corporate and other) and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being and is proposed to be conducted.

            4.2.  CAPITAL STOCK.

            (a) Schedule A1 hereto correctly and completely lists (i) the authorized capital stock of the Company (Common Stock and Preferred Stock), (ii) the number of designated shares of Preferred Stock in each series or class thereof and (iii) on June 27, 2001, after giving effect to the issuance of Shares contemplated by the Stock Purchase Agreement, the number of shares outstanding in each series or class thereof. All of such outstanding shares are, or on the Closing Date will be, duly authorized, validly issued and outstanding, fully paid and non-assessable and all such outstanding shares of Common Stock are validly listed for trading on the NASDAQ National Market. Except as provided in the Series 1 Certificate of Designations and the Series 2 Certificate of Designations, none of the shares of the Company's capital stock that will be outstanding at the Closing (i) were or will be subject to preemptive rights when issued or (ii) provide the holders thereof with any preemptive rights with respect to any issuances of capital stock.

            (b) Schedule A2 hereto correctly and completely lists the number and purpose for which such shares of the Company's Common Stock are reserved for issuance by the Company.

            (c) Except as referred to in Section 4.2(b), there are no outstanding options, warrants, subscriptions, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities.

            (d) Except as set forth on Schedule A3 hereto and except for the registration rights contained in the Registration Rights Agreement, there are and will be no outstanding registration rights with respect to any capital stock of the Company, which (in either case) will be outstanding on the Closing Date, or any capital stock referred to in Section 4.2(b) or 4.2(c).

            (e) There are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company of which the

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Company is a party, except as provided in the Series 1 Certificate of
Designations and the Series 2 Certificate of Designations and Schedule A4 hereto.

            (f) Except as set forth in Schedule A5 hereto, there are no anti-dilution protections or other adjustment provisions in existence with respect to any capital stock of the Company or any capital stock referred to in
Section 4.2(b) or 4.2(c). The issuance of the Shares by the Company will not trigger the issuance of additional shares or an adjustment in the conversion ratio or similar feature of any security pursuant to the terms of any anti-dilution or other adjustment provision with respect to any capital stock of the Company.

            4.3.  SUBSIDIARIES.

            The Company has no Subsidiaries.

            4.4.  NO DEFAULTS OR CONFLICTS.

            (a) The Company is not in violation or default in any material respect (and is not in default in any respect regarding any indebtedness) under any indenture, agreement or instrument to which it is a party or by which it or its properties may be bound. The Company is not in default in any material respect under any material order, writ, injunction, judgment or decree of any court or other governmental authority or arbitrator(s).

            (b) The execution, delivery and performance by the Company of the Stock Purchase Agreements and the Registration Rights Agreement and any of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares as contemplated herein and therein) do not and will not
(i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the certificate of incorporation or by-laws of the Company, (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, (C) any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or (D) any agreement, indenture or other instrument applicable to the Company or any of its respective properties,
(ii) result in the creation of any Lien upon any of the Company's properties, assets or revenues, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a governmental authority and including, without limitation, any shareholder approval) or (iv) cause anti-dilution clauses of any outstanding securities to become operative or give rise to any preemptive rights. No provision referred to in Sections (A) and (C) of the preceding clause
(i) materially adversely affects the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company or the ability of the Company to perform its obligations under the Stock Purchase Agreements and the Registration Rights Agreement or any of the transactions contemplated hereby or thereby.

            4.5.  DISCLOSURE MATERIALS; OTHER INFORMATION.

            (a) The Company has previously furnished to the Purchaser the materials described on Schedule A6 hereto (the "DISCLOSURE MATERIAL"). The audited and unaudited financial statements referred to or contained in the materials referred to on Schedule A6 fairly present the financial condition of the Company as of the respective dates thereof and the results of the operations of the Company for such periods and have been prepared in accordance with GAAP, except that any such unaudited statements may omit notes and may be subject to year-end adjustment.

            (b) the Disclosure Material does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

            (c) Since March 31, 2001, (i) the business of the Company has been conducted in the ordinary course and (ii) there has been no material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company. As of the Closing Date and as of the date hereof, there are no material liabilities of the Company that would be required to be provided for in a balance sheet of the Company as of either such date prepared in accordance with GAAP, other than liabilities provided for in the financial statements referred to in Section 4.5(a).

            (d) Since October 27, 2000, there has been no change or amendment to the certificate of incorporation or bylaws or other organizational documents of the Company.

            (e) There are no material liabilities, contingent or otherwise, of the Company that have not been disclosed in the financial statements referred to in Section 4.5(a) or otherwise disclosed in the Disclosure Material.

            (f) There is no fact known to the Company that is not in the Disclosure Material and that materially and adversely affects, or in the future would be reasonably likely (as far as the Company currently can reasonably foresee) to materially and adversely affect, the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

            4.6.  LITIGATION.

            Other than as set forth in the Disclosure Material, there is no action, suit, proceeding, investigation or claim pending or, to the knowledge of the Company, threatened in law, equity or otherwise before any court, administrative agency or arbitrator that (i) questions the validity of the Stock Purchase Agreements, the Registration Rights Agreement or the Shares or (ii) might result in a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

            4.7.  TAXES.

            The Company has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. The Company has paid or caused to be paid all Taxes (whether or not reflected on such Tax Returns) that are due and payable. The provision for Taxes due by the Company in the most recent financial statement included in the Disclosure Material is sufficient for all unpaid Taxes, being current Taxes not yet due and payable, of the Company, as of the end of the period covered by such financial statement, and as of the Closing Date, such provision, as adjusted for the passage of time through such date, will be sufficient for the then accrued and unpaid Taxes not yet due and payable of the Company. No Tax Returns of the Company have ever been audited by any Taxing Authority, there is no dispute concerning any Tax liability of the Company either threatened, claimed or raised by any Taxing Authority, and the Company does not expect any Taxing Authority to assess additional Taxes against or in respect of it for any past period. The Company has withheld and paid, or, if not yet due for payment, set aside in accounts for such purposes, all Taxes required to have been withheld in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Other than stamp taxes, the Company has no liability for Taxes of any Person other than the Company (i) as a transferee or successor, (ii) by contract, or (iii) otherwise. There are no applicable Taxes payable by the Company in connection with the execution and delivery of the Stock Purchase Agreements or the Registration Rights Agreement or the issuance by the Company of the Shares.

            4.8   ERISA.

            (a) Each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code.

            (b) Each Benefit Plan intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, and each trust that forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code, and each such Benefit Plan has received a favorable determination letter with respect to such qualified status and nothing, to the best knowledge of the Company, has occurred that could reasonably be expected to cause such qualified status to change.

            (c) No Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code, and the "amount of unfunded benefit liabilities" within the meaning of section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA.

            (d) No "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of said section 4043 for which notice is not waived under the regulations issued pursuant to said Section 4043.

            (e)   No Benefit Plan is a multiemployer plan within the meaning of section 3(37) of ERISA.

            (f) No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company or any ERISA Affiliate under Title IV or section 302 of ERISA to any party with respect to any Benefit Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate.

            (g) Neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA.

            (h) No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement or section 412 of the Code.

            (i) No Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment, and the transactions contemplated by the Agreement will not result in the payment by the Company to any person of an "excess parachute payment" within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code.

            (k) No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities and any other claim that could reasonably be expected to result in an immaterial liability or expense to the Company) has been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any such suit, action or other litigation.

            (l) All contributions to Benefit Plans that were required to be made by the Company or an ERISA Affiliate under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with generally accepted accounting principles, and the Company or any ERISA Affiliate has performed all material obligations required to be performed under all Benefit Plans.

            (m) The execution, delivery and performance of the Stock Purchase Agreements and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the offer, issue and sale by the Company, and the purchase by the Purchaser of the Shares) will not involve any "prohibited transaction" within the meaning of ERISA or the Code with respect to any Benefit Plan.

            (n) The Company has been in material compliance with all laws, regulations and rulings regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters.

            4.9   LEGAL COMPLIANCE.

            (a) The Company's manufacturing, distribution and marketing practices are in compliance in all material respects with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, including, without limitation, laws and regulations administered by the Food and Drug Administration ("FDA") and the Drug Enforcement Administration ("DEA").

            (b) The Company possesses all material FDA new drug applications, abbreviated new drug applications, and new animal drug applications as are necessary for the conduct of its business as now being conducted.

            (c) Other than the May 25, 1993 "Richlyn Order," there are no adverse orders, judgments, writs, injunctions, decrees, or demands of any court or administrative body, domestic or foreign, or of any governmental agency or instrumentality, domestic or foreign, outstanding against the Company.

            (d) The Company has not and will not use the services of any person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. ss. 335(a)(b). None of the Company's officers or employees has been convicted of a felony under federal law for conduct relating to the development, approval or regulation of any product subject to the Federal Food, Drug, and Cosmetic Act or the Controlled Substances Act.

            4.10. OUTSTANDING SECURITIES.

            All securities (as defined in the Securities Act) of the Company have been offered, issued, sold and delivered in compliance with, or pursuant to exemptions from, all applicable federal and state laws, and the rules and regulations of federal and state regulatory bodies governing the offering, issuance, sale and delivery of securities.

            4.11. PERMITS, LICENSES AND APPROVALS; INTELLECTUAL PROPERTY AND OTHER RIGHTS.

            The Company owns or possesses and holds free from material conflicts with the rights of others all franchises, licenses, permits, consents, approvals and other authority (governmental or otherwise), patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights, and all rights and privileges with respect to any of the foregoing, as are necessary for the conduct of its business as now being conducted and as currently proposed to be conducted; PROVIDED that, no such representation is made with respect to government franchises, licenses, permits, consents, approvals or other authority which may be required with respect to the Company's business as proposed to be conducted. The Company is not in default in any material respect under any of such franchises, licenses, permits, consents, approvals or other authority. The rights of (and use by) the Company with respect to such or any other patents, patent rights, trademarks, trademark rights, trade names, trade name rights or copyrights do not conflict with or infringe any rights of others in a manner that might materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company, and no such claim of conflict or infringement has been asserted by any Person.

            4.12. KEY EMPLOYEES.

            The Company has good relationships with its employees and has not had and does not expect any material labor problems. The Company has no knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company. The employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company.

            4.13. SUPPLIERS AND CUSTOMERS.

            (a) The Company has adequate sources of supply for its business as currently conducted and as proposed to be conducted. The Company has good relationships with all of its material sources of supply of goods and services and does not anticipate any material problem with any such material sources of supply.

            (b) The Company has no knowledge that the customer base of the Company might materially decrease.

            4.14. ENVIRONMENTAL COMPLIANCE.

            (a) There is no Hazardous Material on, about, under or in, any property, real or personal, in which the Company has any interest in an amount or concentration that could constitute a violation that would result in a liability in excess of $100,000 or otherwise result in a liability in excess of $100,000 to the Company under any applicable Environmental Law.

            (b) There is no (and has not been any) off-site use, handling, storage or disposal or on-site use, handling, storage or disposal of Hazardous Material at or from any locations currently or formerly owned, leased, operated or occupied by the Company as a result of which use, handling, storage or disposal there would exist a risk that the Company could incur a material liability or obligation under any applicable Environmental Law.

            (c) The Company has not received any verbal or written notice, citation, subpoena, summons, complaint or other correspondence or communication from any person with respect to the presence of any non-indigenous Hazardous Material upon, into, beneath, or emanating from or affecting any of the real property (including improvements) currently or formerly owned or occupied by the Company that could result in a liability to the Company in excess of $100,000.

            (d) There has been no intentional or unintentional, gradual or sudden, release, disposal or discharge by the Company or, to the Company's knowledge, by others, upon, into or beneath the real property (including improvements) currently or formerly owned or occupied by the Company that has caused or is causing soil or groundwater contamination that, under applicable Environmental Laws could require investigation or remediation or could otherwise create a material liability or obligation on the part of the Company.

            (e) The Company is in material compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits.

            (f) To the best knowledge of the Company after reasonable inquiry, there are no Liens arising under or pursuant to any Environmental Law ("ENVIRONMENTAL LIENS") relating to any real property (including improvements thereon) currently owned by the Company.

            (g) There are no (i) underground storage tanks, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos-containing materials at any site currently owned, operated or leased by the Company, except in compliance with all applicable Environmental Laws.

            4.15. NO BURDENSOME AGREEMENTS.

            To the best of the knowledge of the Company, other than this Agreement and the related documents, the Company is not a party to any contract or agreement with any Affiliate of the Company, the terms of which are less favorable to the Company than those that might have been obtained, at the time such contract or agreement was entered into, from a person who was not such an Affiliate.

            4.16. OFFERING OF SHARES.

            None of the Company, nor to the knowledge of the Company, any agent or any other person acting on its behalf, directly or indirectly, (i) offered any of the Shares or any similar security of the Company (A) by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or (B) for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person other than the Purchasers and not more than a limited number of other institutional investors each of which the Company reasonably believed was an "accredited investor" within the meaning of Regulation D under the Securities Act or (ii) has done or caused to be done (or has omitted to do or to cause to be done) any act, which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting provisions of any "blue sky" or securities laws of any state or other jurisdiction.

            4.17. SEC

            (a) The Company has filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act. The Company has furnished the Purchaser with copies of (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, (ii) its Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31, 2001 (collectively, the "SEC REPORTS"). Each SEC Report was in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The Company is eligible to register securities for offer and sale on Form S-3 under the Securities Act.

            4.18. USE OF PROCEEDS.

            The Company will use the net proceeds to be received from the sale of the Shares primarily to fund product development work on the Company's product pipeline as well as general working capital needs. No portion of such proceeds will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying, within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, any "margin stock" as defined in said Regulation U, or any "margin stock" as defined in Regulation G of the Board of Governors of the Federal Reserve System, as amended from time to time, or for the purpose of purchasing, carrying or trading in securities within the meaning of Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time, or for the purpose of reducing or retiring any indebtedness that both (i) was originally incurred to purchase any such margin stock or other securities and
(ii) was directly or indirectly secured by such margin stock or other securities. None of the assets of the Company includes any such "margin stock." The Company has no present intention of acquiring any such "margin stock."

            4.19. OTHER NAMES.

            Except for "Global Pharmaceutical Corporation" and "Impax Pharmaceuticals, Inc.," the businesses previously or presently conducted by the Company have not been conducted under any corporate, trade or fictitious name.

            4.20. BROKERS.

            No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with any Stock Purchase Agreement or the Registration Rights Agreement or any of the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of the Company or any of its Affiliates.

            4.21. SHELF REGISTRATION STATEMENTS.

            The Company has registered on Form S-3 Registration Statements (i) the shares of the Company's Common Stock underlying the shares of the Company's Series 1 Convertible Preferred Stock and Series 2 Convertible Stock (such registration statements having been declared effective by the Securities and Exchange Commission in June 1999 and on July 14, 2000, respectively) and (ii) the shares issued by the Company in a private placement completed in November 2000 (such registration statement having been declared effective by the Securities and Exchange Commission on January 2, 2001). Such Registration Statements have been declared effective by the Securities and Exchange Commission and are currently effective.

            4.22 To the Company's knowledge, no shareholder of the Company has entered into any agreement not to sell or otherwise transfer any shares of the Company's capital stock (a "Lock-Up Agreement") except Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Fund III, L.P., Chemical Company of Malaysia (Berhad), China Development Industrial Bank, Inc. and President (BVI) International Investment Holdings, Ltd. pursuant to the terms of a certain Market Stand Off Agreement dated November 28, 2000. The Company is not a party to any Lock-Up Agreement (other than restrictions contained in Registration Rights Agreements to which the Company is a party).

            4.23 Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. have waived the preemptive rights granted to them as holders of the Company's Series 2 Convertible Preferred Stock.

            4.24 Except for holders of no more than 1,700 shares of the Company's Series 1 Convertible Preferred Stock, all of the holders of the Series 1 Convertible Preferred Stock have exercised their right to convert the shares to Common Stock.

SECTION 5.  Representations and Warranties of the Purchaser.

            The Purchaser represents and warrants to the Company as follows:

            5.1.  CORPORATE POWER AND AUTHORITY.

            The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under this Agreement and the Registration Rights Agreement. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Purchaser have been duly authorized by all required corporate and other actions. The Purchaser has duly executed and delivered this Agreement and the Registration Rights Agreement, and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

            5.2.  INVESTMENT INTENT.

            The Purchaser is capable of evaluating the risk of its investment in the Shares being purchased by it and the Purchaser and any account for which the Purchaser is acting is able to bear the economic risk of such investment. The Purchaser has had the opportunity to request and receive all information deemed necessary by it to evaluate an investment in the Company. The Purchaser is purchasing the Shares for its own account or for one or more accounts as to each of which it exercises sole investment discretion solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. The Purchaser acknowledges that the Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act. It is understood that the disposition of the Purchaser's property shall at all times be within the Purchaser's control. If the Purchaser should in the future decide to dispose of any of its Shares it is understood that it may do so only in compliance with the Securities Act, applicable securities laws and this Agreement. The Purchaser and each account for which it is acting is an Accredited Investor. If domiciled in the United States, Purchaser's domicile is in the state indicated on Schedule 1 hereto.

            5.3 NO GENERAL SOLICITATION. The Purchaser acknowledges that it has not received nor is it aware of any general solicitation or general advertising of the Shares, including without limitation, (a) any communication published in any newspaper or magazine or broadcast over television or radio or (b) any seminar or meeting to which people were invited by means of a general solicitation or general advertising.

            5.4.  BROKERS.

            No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with any Stock Purchase Agreement or the Registration Rights Agreement or any of the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

SECTION 6.  Restrictions On Transfer

            (a) The Purchaser agrees that it will not sell or otherwise dispose of any Shares unless such Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or pursuant to an applicable exemption from such registration requirements. The Company may endorse on all Share certificates a legend stating or referring to such transfer restrictions; PROVIDED, that no such legend shall be endorsed on any Share certificates that, when issued, are no longer subject to the restrictions of this Section 6.

            (b) The Investor agrees to the placement on certificates representing the Shares issued to the Purchaser pursuant to the terms hereof,
(i) any certificate issued at any time in exchange or substitution for any certificate bearing such legend, a legend (the "PRIVATE PLACEMENT LEGEND") substantially as set forth below:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

            (c) The Private Placement Legend shall be removed from a certificate representing the Shares if the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act or there is delivered to the Company such satisfactory evidence, which may include an opinion of independent counsel, as reasonably may be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration and prospectus delivery requirements of the Securities Act.

SECTION 7.  Negative Covenants.

            7.1.  PRIVATE PLACEMENT STATUS.

            Neither the Company nor any agent nor other Person acting on the Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act, which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law.

            7.2.  ACTIONS PRIOR TO THE CLOSING DATE.

            From the date hereof through the Closing Date, the Company will not,
(a) issue or agree to issue any capital stock or any securities exercisable for, or convertible or exchangeable into, capital stock or (b) purchase, redeem or otherwise acquire any of its capital stock; PROVIDED, HOWEVER, that this Section
7.2 shall not limit, or be applicable to, (i) the transactions contemplated by the Stock Purchase Agreements, (ii) grants of options or issuances of Common Stock to officers, directors or employees of the Company pursuant to the current terms of the Company's 1995 Stock Incentive Plan and the Company's 1999 Equity Incentive Plan and 2001 Employee Stock Purchase Plan and (iii) the conversion of the Series 1 Preferred Stock, the Series 2 Preferred Stock or the exercise of existing warrants.

SECTION 8.  Conditions to Purchaser's Obligations.

            Purchaser's obligation to purchase Shares hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by Purchaser):

            8.1   REGISTRATION RIGHTS AGREEMENT.

            The Company shall have entered into a Registration Rights Agreement with the Purchasers substantially in the form of Exhibit B hereto and it shall be in full force and effect.

            8.2   CERTIFICATES FOR SHARES.

            The Purchaser shall concurrently receive the certificates for Shares contemplated by Section 2(b) hereof.

            8.3.  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

            The representations and warranties of the Company contained herein or in any certificate or document delivered pursuant hereto shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of such date.

            8.4.  COMPLIANCE WITH AGREEMENTS.

            The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in the Stock Purchase Agreements and any other document contemplated hereby or thereby that are required to be performed or complied with by the Company on or before the Closing Date.

            8.5.  OFFICERS' CERTIFICATES.

            The Purchaser shall have received a certificate dated the Closing Date and signed by the President or Chief Executive Officer and by the Secretary or the Treasurer of the Company, to the effect that the conditions of Sections 8.3, 8.4, 8.7 (second sentence only) and 8.9 have been satisfied.

            8.6.  PROCEEDINGS.

            All corporate and other proceedings in connection with the transactions contemplated by the Stock Purchase Agreements, and all documents incident thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

            8.7.  LEGALITY; GOVERNMENTAL AND OTHER AUTHORIZATION.

            The purchase of and payment for the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to the Purchaser and shall not subject the Purchaser to any penalty, tax, liability or other onerous condition. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications with, any governmental or administrative agency or other Person, with respect to the transactions contemplated by the Stock Purchase Agreements shall have been obtained or made and shall be in full force and effect. The Company shall have delivered to the Purchaser, upon its reasonable request setting forth what is required, factual certificates or other evidence, in form and substance satisfactory to the Purchaser and its counsel, to enable the Purchaser to establish compliance with this condition.

            8.8.  NO MATERIAL ADVERSE CHANGE.

            There shall have been no material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company since March 31, 2001.

            8.9.  OPINION OF COUNSEL.

            The Purchaser shall have received an opinion, dated the Closing Date and addressed to the Purchasers, of Blank Rome Comisky & McCauley LLP, counsel for the Company, which opinion shall be in form and substance satisfactory to the Purchaser and its counsel and shall be to the effect set forth in Exhibit C hereto.

            8.10. OTHER DOCUMENTS AND OPINIONS.

            The Purchaser shall have received such other documents and opinions, in form and substance reasonably satisfactory to the Purchaser and its counsel, relating to matters incident to the transactions contemplated hereby as the Purchaser may reasonably request.

            8.11  STRATEGIC ALLIANCE AGREEMENT.

            The Company shall have entered into a Strategic Alliance Agreement substantially in the form previously distributed to the Purchasers.

SECTION 9.  Breach of Representations, Warranties and Covenants

            (a) The representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement and the Registration Rights Agreement or in any document or certificate delivered pursuant hereto or thereto or in connection herewith shall survive for a period of two (2) years from the Closing Date, and shall continue in effect following, the execution and delivery of the Stock Purchase Agreements and the Registration Rights Agreement, the closings hereunder and thereunder, any investigation at any time made by the Purchaser or on its behalf or by any other Person, the issuance, sale and delivery of the Shares, any disposition thereof and any payment, conversion or cancellation of the Shares. All statements contained in any certificate or other document delivered by or on behalf of the Company pursuant hereto shall constitute representations and warranties by the Company hereunder.

            (b) The Company agrees to indemnify and hold the Purchaser harmless from and against and will pay to the Purchaser the full amount of any loss, damage, liability or expense (including amounts paid in settlement and reasonable attorneys' fees and expenses) to the Purchaser resulting either directly or indirectly from any breach of the representations, warranties, covenants or agreements of the Company contained in any Stock Purchase Agreement or in the Registration Rights Agreement or any other document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith.

SECTION 10.  Termination

            10.1 TERMINATION OF AGREEMENT. Subject to Section 10.2 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

            (a) the Purchasers or the Company, if the Closing shall not have occurred on or before June 29, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (b) the Purchasers or the Company, if any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or take any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement and such judgment, injunction, order, ruling, decree or other action becomes final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its best efforts to have such judgment, injunction, order, ruling or decree lifted, vacated or denied;

            (c) the Purchasers or the Company, if the Purchasers and the Company so mutually agree in writing.

            10.2 EFFECT OF TERMINATION. (a) If this Agreement is terminated in accordance with Section 10.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this Section 10.2 and Sections 11, 12 and 14 hereof shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

SECTION 11.  Specific Performance

            The parties agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement or otherwise.

SECTION 12.  Expenses

            (a) Each party to this Agreement shall pay its own fees and expenses incidental to the negotiation, preparation and execution of this Agreement and the Registration Rights Agreement (including legal and accounting fees and expenses), except that the Company shall pay the fees and expenses of the Brookside up to a maximum of $25,000.

            (b) The Company agrees to pay, or to cause to be paid, all documentary, stamp and other similar Taxes, other than transfer taxes payable upon the transfer by the Purchaser of Shares to a Transferee, levied under the laws of the United States of America, any state or local Taxing Authority thereof or therein or any other applicable jurisdiction in connection with the issuance and sale of the Shares and the execution and delivery of the Stock Purchase Agreements, the Registration Rights Agreement and any other documents or instruments contemplated hereby or thereby and any modification of the Registration Rights Agreement or the Stock Purchase Agreements or any such other documents or instruments and will hold the Purchaser harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

            (c) The obligations of the Company under this Section 12 shall survive any Closing hereunder and any termination of the Stock Purchase Agreements.

SECTION 13.  Amendments and Waivers

            (a) The terms and provisions of this Agreement may be amended, waived, modified or terminated only with the written consent of the holders of more than 70% of outstanding Shares; PROVIDED, HOWEVER, that no such amendment, waiver, modification or termination shall change this Section 13(a) without the written consent of the holders of all the Shares then outstanding.

            (b) Promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of any amendment, waiver, modification or termination that has been adopted to all holders of Shares then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment, waiver, modification or termination.

SECTION 14.  Notices

      All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), (i) if to the Company, to Impax Laboratories, Inc., 3735 Castor Avenue, Philadelphia, PA, 19124, Attention:
Barry R. Edwards, Co-Chief Executive, with a copy to Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, PA 19103-6998, Attention: Sol B. Genauer or (ii) if to the Purchaser, at the address indicated on Schedule 1 hereto, or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.

SECTION 15.  Miscellaneous

            (a) The Stock Purchase Agreements, the Registration Rights Agreement and, upon any closing hereunder together with any further agreements entered into by the Purchaser and the Company at any closing hereunder, contain the entire agreement between the Purchaser and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.

            (b) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law that may render any provision hereof prohibited or unenforceable in any respect.

            (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, whether so expressed or not; PROVIDED, that (a) the Company may not assign any of its rights, duties or obligations under this Agreement, except with the Purchaser's written consent, and (b) the Purchaser may assign any of its rights, duties or obligations under this Agreement to a purchaser of its Shares.

            (d) In addition to any assignment by operation of law, the Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Agreement to any permitted transferee of any or all of its Shares and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchaser would otherwise have under this Agreement or with respect to any remaining Shares held by the Purchaser.

            (e) No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

            (f) The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

            (g) This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reasons of this Agreement.

            (h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule that might result in the application of the laws of any other jurisdiction).

            (i) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

            (j) For so long as Brookside Capital Partners Fund, L.P. ("Brookside") owns no less than 500,000 shares of the Company's common stock, but in no event longer than two years after the date hereof, Brookside shall have the right to have one representative to attend and observe all meetings (including telephonic meetings) of the Company's Board of Directors. The Company will furnish the representative of Brookside with all materials distributed in connection with such meetings.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                          IMPAX LABORATORIES, INC.


                                          By:
                                             ---------------------------------
                                             Name:
                                             Title:

Accepted and Agreed to as of the
date first above written by the
undersigned Purchaser:

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

      By:   Brookside Capital Investors, L.P., its general partner

            By:____________________________________________
                  Name:
                  Title:

Accepted and Agreed to as of the
date first above written by the
undersigned Purchaser:

FLEMING US DISCOVERY FUND III, L.P.

      By:   FLEMING US DISCOVERY PARTNERS, L.P.,
                     its general partner

               By:   FLEMING US DISCOVERY, LLC, its general partner

                     By: ___________________________________
                         Name:
                         Title:

Accepted and Agreed to as of the
date first above written by the
undersigned Purchaser:

FLEMING US DISCOVERY OFFSHORE FUND III, L.P.,

      By:   FLEMING US DISCOVERY PARTNERS, L.P,
                     its general partner

            By:   FLEMING US DISCOVERY, LLC, its
                  general partner

                  By: ___________________________________
                      Name:
                      Title:

Accepted and Agreed to as of the
date first above written by the
undersigned Purchaser:

DCF PARTNERS L.P.

By: ________________________
      Name:
      Title:

Accepted and Agreed to as of the
date first above written by the
undersigned Purchaser:

DCF LIFE SCIENCES FUND LIMITED

By: ________________________
      Name:
      Title:

                                   SCHEDULE 1


--------------------------------------------------------------------------
                 PURCHASER                   NUMBER     AGGREGATE PURCHASE
                                            OF SHARES         PRICE
--------------------------------------------------------------------------
Brookside Capital Partners Fund, L.P.       1,250,000         $10,000,000
--------------------------------------------------------------------------
Fleming US Discovery Fund III, L.P.           269,320          $2,154,560
--------------------------------------------------------------------------
Fleming US Discovery Offshore Fund III, L.P.   43,180            $345,440
--------------------------------------------------------------------------
DCF Partners L.P.                             437,500          $3,500,000
--------------------------------------------------------------------------
DCF Life Sciences Fund Limited                187,500          $1,500,000
--------------------------------------------------------------------------
TOTAL:                                      2,187,500         $17,500,000
--------------------------------------------------------------------------

EXHIBIT A         Disclosure Schedule
EXHIBIT B         Registration Rights Agreement
EXHIBIT C         Opinion of Counsel for the Company